Exhibit 4.01

This Note is a Global Security within the meaning of the Indenture hereinafter referred to and is registered in the name of the Depository named below or a nominee of the Depository. This Note is not exchangeable for Notes registered in the name of a Person other than the Depository or its nominee except in the limited circumstances described herein and in the Indenture, and no transfer of this Note (other than a transfer of this Note as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository) may be registered except in the limited circumstances described herein.

Unless this certificate is presented by an authorized representative of The Euroclear System or Clearstream Banking, société anonyme (each, a “Depository”), to the Company or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Citivic Nominees Limited or in such other name as is requested by an authorized representative of the Depository (and any payment is made to Citivic Nominees Limited or to such other entity as is requested by an authorized representative of the Depository), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Citivic Nominees Limited, has an interest herein.

CITIGROUP INC.

4.113% Fixed Rate / Floating Rate Senior Notes due April 29, 2036

REGISTERED	REGISTERED

ISIN: XS2986331325
Common Code: 298633132

No. R-*	€*

CITIGROUP INC., a Delaware corporation (the “Company”, which term includes any successor Person under the Indenture), for value received, hereby promises to pay to Citivic Nominees Limited, or registered assigns, the principal sum of €* on April 29, 2036 (the “Maturity Date”) and to pay interest thereon from and including April 29, 2025 or from the most recent Interest Payment Date to which interest has been paid or duly provided for. The Company shall pay interest (i) from April 29, 2025 to, but excluding, April 29, 2035 (the “Fixed Rate Period”) at a fixed rate of 4.113% per annum annually, on each April 29th (each such date, a “Fixed Rate Period Interest Payment Date”), commencing April 29, 2026 and (ii) from, and including, April 29, 2035 (the “Floating Rate Period”), at an annual rate equal to three-month EURIBOR (and defined on the reverse hereof) plus 1.582% quarterly, on the 29th of each January, April, July and October (each such day, a “Floating Rate Period Interest Payment Date” and together with any Fixed Rate Period Payment Date, an “Interest Payment Date”), commencing July 29, 2035, until the principal hereof is paid or made available for payment The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note is registered at the close of business on the Record Date for such interest, which shall be the Business Day immediately preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the holder on such Record Date and may either be paid to the Person in whose name this Note is registered at the close of business on a subsequent Record Date, such subsequent Record Date to be not less than ten days prior to the date of payment of such defaulted interest, notice whereof shall be given to holders of Notes of this series not less than ten days prior to such subsequent Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

During the Fixed Rate Period, interest hereon will be calculated on the basis of the actual number of days elapsed and the actual number of days in the year, and an Interest Period shall be the period from and including an Interest Payment Date (or April 29, 2025 in the case of the first Interest Period) to and including the day immediately preceding the next Interest Payment Date. During the Fixed Rate Period, if an Interest Payment Date falls on a day that is not a Business Day, such Interest Payment Date will be the next succeeding Business Day, and no further interest will accrue in respect of such postponement.

During the Floating Rate Period, interest hereon will be calculated on the basis of the actual number of days elapsed in an interest period and a 360-day year, and an Interest Period shall be the period from and including an Interest Payment Date (or April 29, 2035 in the case of the first Interest Period during the Floating Rate Period) to, but excluding, the next succeeding Interest Payment Date. In the event that any Interest Payment Date or the Maturity Date is not a Business Day, then such date will be postponed to the next succeeding Business Day, unless that day falls in the next calendar month, in which case the Interest Payment Date will be the immediately preceding Business Day.

If a date for payment of interest or principal on the Notes falls on a day that is not a Business Day in the place of payment, such payment will be made on the next succeeding Business Day in such place of payment as if made on the date the payment was due. No interest will accrue on any amounts payable for the period from and after the due date for payment of such principal or interest. For these purposes, “Business Day” means any day on which commercial banks settle payments and are open for general business in each of The City of New York and London and is a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer system (known as Target2 system) or any successor thereto, operates.

Euro amounts resulting from such calculations will be rounded to the nearest cent, with one-half cent being rounded upward.

Payment of the principal of and interest on this Note will be made at the office or agency of the paying agent maintained for that purpose in London.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee or by an authenticating agent on behalf of the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: April 29, 2025

CITIGROUP INC.

By:
Name:
Title:

ATTEST:

By:
Name:
Title:

This is one of the Notes of the series issued under the within-mentioned Indenture.

Dated: April 29, 2025

THE BANK OF NEW YORK MELLON, as Trustee

By:
Name:
Title:

-or-

CITIBANK, N.A., as Authenticating Agent

By:
Name:
Title: Authorized Signatory

This Note is one of a duly authorized issue of Securities of the Company (the “Notes”), issued and to be issued in one or more series under the senior debt indenture, dated as of November 13, 2013 (as amended and supplemented from time to time, the “Indenture”), between the Company and The Bank of New York Mellon, as trustee (the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof, initially limited in aggregate principal to €1,500,000,000.

During the Floating Rate Period, this Note will bear interest for each Interest Period at a rate determined by Citibank, N.A., London Branch, acting as Calculation Agent. The interest rate on this Note for a particular Interest Period during the Floating Rate Period will be a per annum rate equal to three-month EURIBOR (as defined below) as determined on the related interest determination date plus 1.582%. The interest determination date for an Interest Period will be the second TARGET business day preceding such Interest Period.

On any interest determination date, EURIBOR will be equal to the offered rate for deposits in Euros having an index maturity of three months for the next Interest Period, in amounts of at least €1,000,000, as such rate appears on Reuters Screen EURIBOR1 (or any other page that may replace such page on such service) at approximately 11:00 a.m., Brussels time, on such Interest Determination Date. If the Reuters Screen EURIBOR1 is replaced by another service or ceases to exist, the Calculation Agent will use the replacing service or such other service that is selected to display the London interbank offered rates for U.S. dollar deposits.

If EURIBOR cannot be determined on an interest determination date as described above, then the Company (or one of its affiliates) will determine EURIBOR as follows.

The Company (or one of its affiliates) will select four major banks in the Euro-zone interbank market.

The Company (or one of its affiliates) will request that the principal Euro-zone offices of those four selected banks provide their offered quotations to prime banks in the Euro-zone interbank market at approximately 11:00 a.m., Brussels time, on the interest determination date. These quotations shall be for deposits in Euros for the period of the specified index maturity, commencing on the interest determination date. Offered quotations must be based on a principal amount equal to at least €1,000,000 that is representative of a single transaction in such market at that time.

(1)	If two or more quotations are provided, EURIBOR will be the arithmetic average of those quotations.

(2)	If less than two quotations are provided, the Company (or one of its affiliates) will select three major banks in the Euro-zone and follow the steps in the two bullet points below.

The Company (or one of its affiliates) will then determine EURIBOR for the interest period as the arithmetic average of rates quoted by those three major banks in the Euro-zone to leading European banks at approximately 11:00 a.m., Brussels time, on the interest determination date. The rates quoted will be for loans in Euros, for the period of the specified index maturity, commencing on the interest determination date. Rates quoted must be based on a principal amount of at least €1,000,000 that is representative of a single transaction in such market at that time.

If the banks so selected by the calculation agent are not quoting rates as described above, EURIBOR for the interest period will be the same as for the immediately preceding interest period.

If, on or prior to any interest determination date, the Company (or one of its affiliates) determines that EURIBOR has been discontinued or is permanently no longer being published, the Company will use, as a substitute for EURIBOR and for each future interest determination date, the alternative reference rate selected by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) in the jurisdiction of the applicable index currency that is consistent with accepted market practice. If, however, the Company (or one of its affiliates) determines that no such alternative rate exists on the relevant date, the Company (or such affiliate) will use a substitute or successor reference rate that it has determined, in its sole discretion after consulting any source it deems to be reasonable, is (i) the industry-accepted substitute or successor reference rate or (ii) if there is no such industry-accepted substitute or successor reference rate, a substitute or successor reference rate that is most comparable to EURIBOR.

Promptly upon determination, the Calculation Agent will inform the Trustee and the Company of the interest rate for the next Interest Period. Absent manifest error, the determination of the interest rate by the Calculation Agent shall be binding and conclusive on the holders of Notes, the Trustee and the Company.

Upon request from any Noteholder, the Calculation Agent will provide the interest rate in effect on this Note for the current Interest Period during the Floating Rate Period and, if it has been determined, the interest rate to be in effect for the next Interest Period during the Floating Rate Period.

If an event of default (as defined in the Indenture) with respect to Notes of this series shall occur and be continuing, the principal of the Notes of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

Sections 12.02 and 12.03 of the Indenture containing provisions for defeasance apply to this Note. At any time the entire indebtedness of this Note may be defeased upon compliance by the Company with certain conditions set forth in Section 12.04 of the Indenture.

The Indenture contains provisions permitting the Company and the Trustee, without the consent of the holders of the Securities, to establish, among other things, the form and terms of any series of Securities issuable thereunder by one or more supplemental indentures, and, with the consent of the holders of a majority in aggregate principal amount of Securities at the time outstanding which are affected thereby, to modify the Indenture or any supplemental indenture or the rights of the holders of Securities of such series to be affected, provided that no such modification will (i) extend the fixed maturity of any Securities, reduce the rate or extend the time of payment of interest thereon, reduce the principal amount thereof or the premium, if any, thereon, reduce the amount of the principal of Original Issue Discount Securities payable on any date, change the currency in which Securities are payable, or impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof, without the consent of the holder of each Security so affected, or (ii) reduce the aforesaid percentage of Securities of any series the consent of the holders of which is required for any such modification without the consent of the holders of all Securities of such series then outstanding, or (iii) modify the rights, duties or immunities of the Trustee unless the Trustee agrees to such modification.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

This Note is a Global Security registered in the name of a nominee of the Depository. This Note is exchangeable for Notes registered in the name of a person other than the Depository or its nominee only in the limited circumstances hereinafter described. Unless and until it is exchanged in whole or in part for definitive Notes in certificated form, this Note may not be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository.

The Notes represented by this Global Security are exchangeable for definitive Notes in certificated form of like tenor as such Notes in denominations of €1,000 and whole multiples of €1,000 in excess thereof only if (i) the Depository notifies the Company that it is unwilling or unable to continue as Depository for the Notes and the Company is unable to appoint a successor depository or (ii) the Depository ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, or (iii) the Company in its sole discretion decides to allow the Notes to be exchanged for definitive Notes in registered form. Any Notes that are exchangeable pursuant to the preceding sentence are exchangeable for certificated Notes issuable in authorized denominations and registered in such names as the Depository shall direct. As provided in the Indenture and subject to certain limitations therein set forth, the transfer of definitive Notes in certificated form is registrable in the register maintained by the Company in The City of New York for such purpose, upon surrender of the definitive Note for registration of transfer at the office or agency of the registrar, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the registrar duly executed by, the holder thereof or his attorney duly authorized in writing, and thereupon one or more new Notes of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. Subject to the foregoing, this Note is not exchangeable, except for a Global Security or Global Securities of this issue of the same principal amount to be registered in the name of the Depository or its nominee.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Company will pay additional amounts (“Additional Amounts”) to the beneficial owner of any Note that is a non-United States person in order to ensure that every net payment on such Note will not be less, due to payment of U.S. withholding tax, than the amount then due and payable. For this purpose, a “net payment” on a Note means a payment by the Company or a paying agent, including payment of principal and interest, after deduction for any present or future tax, assessment or other governmental charge of the United States. These Additional Amounts will constitute additional interest on the Note.

The Company will not be required to pay Additional Amounts, however, in any of the circumstances described in items (1) through (13) below.

(1) Additional Amounts will not be payable if a payment on a Note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner:

(a) having a relationship with the United States as a citizen, resident or otherwise;

(b) having had such a relationship in the past; or

(c) being considered as having had such a relationship.

(2) Additional Amounts will not be payable if a payment on a Note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner:

(a) being treated as present in or engaged in a trade or business in the United States;

(b) being treated as having been present in or engaged in a trade or business in the United States in the past; or

(c) having or having had a permanent establishment in the United States.

(3) Additional Amounts will not be payable if a payment on a Note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld in whole or in part by reason of the beneficial owner being or having been any of the following (as such terms are defined in the Internal Revenue Code of 1986, as amended):

(a) personal holding company;

(b) foreign private foundation or other foreign tax-exempt organization;

(c) passive foreign investment company;

(d) controlled foreign corporation; or

(e) corporation which has accumulated earnings to avoid United States federal income tax.

(4) Additional Amounts will not be payable if a payment on a Note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner owning or having owned, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of the Company entitled to vote or by reason of the beneficial owner being a bank that has invested in a Note as an extension of credit in the ordinary course of its trade or business.

For purposes of items (1) through (4) above, “beneficial owner” means a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership, limited liability company, corporation or other entity, or a person holding a power over an estate or trust administered by a fiduciary holder.

(5) Additional Amounts will not be payable to any beneficial owner of a Note that is a:

(a) fiduciary;

(b) partnership;

(c) limited liability company; or

(d) other fiscally transparent entity

or that is not the sole beneficial owner of the Note, or any portion of the Note. However, this exception to the obligation to pay Additional Amounts will only apply to the extent that a beneficiary or settlor in relation to the fiduciary, or a beneficial owner or member of the partnership, limited liability company or other fiscally transparent entity, would not have been entitled to the payment of an Additional Amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment.

(6) Additional Amounts will not be payable if a payment on a Note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the failure of the beneficial owner or any other person to comply with applicable certification, identification, documentation or other information reporting requirements. This exception to the obligation to pay Additional Amounts will only apply if compliance with such reporting requirements is required by statute or regulation of the United States or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge.

(7) Additional Amounts will not be payable if a payment on a Note is reduced as a result of any tax, assessment or other governmental charge that is collected or imposed by any method other than by withholding from a payment on a Note by the Company or a paying agent.

(8) Additional Amounts will not be payable if a payment on a Note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later.

(9) Additional Amounts will not be payable if a payment on a Note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld by reason of the presentation by the beneficial owner of a Note for payment more than 30 days after the date on which such payment becomes due or is duly provided for, whichever occurs later.

(10) Additional Amounts will not be payable if a payment on a Note is reduced as a result of any:

(a) estate tax;

(b) inheritance tax;

(c) gift tax;

(d) sales tax;

(e) excise tax;

(f) transfer tax;

(g) wealth tax;

(h) personal property tax; or

(i) any similar tax, assessment, withholding, deduction or other governmental charge.

(11) Additional Amounts will not be payable if a payment on a Note is reduced as a result of any tax, assessment, or other governmental charge required to be withheld by any paying agent from a payment of principal or interest on a Note if such payment can be made without such withholding by any other paying agent.

(12) Additional Amounts will not be payable if a payment on a Note is reduced as a result of any withholding, deduction, tax, duty assessment or other governmental charge that would not have been imposed but for a failure by the holder or beneficial owner of a Note (or any financial institution through which the holder or beneficial owner holds the Note or through which payment on the Note is made) to take any action (including entering into an agreement with the Internal Revenue Service, or a governmental authority of another jurisdiction if the holder is entitled to the benefits of an intergovernmental agreement between that jurisdiction and the United States) or to comply with any applicable certification, documentation, information or other reporting requirement or agreement concerning accounts maintained by the holder or beneficial owner (or any such financial institution), or concerning ownership of the holder or beneficial owner, or any substantially similar requirement or agreement.

(13) Additional Amounts will not be payable if a payment on a Note is reduced as a result of any combination of items (1) through (12) above.

Except as specifically provided herein, the Company will not be required to make any payment of any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of such government.

As used in this Note, “United States person” means:

(a)	any individual who is a citizen or resident of the United States;

(b)	any corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof;

(c)	any estate if the income of such estate falls within the federal income tax jurisdiction of the United States regardless of the source of such income; and

(d)

any trust if (i) a United States court is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of the substantial decisions of the trust; or (ii) it has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

Additionally, “non-United States person” means a person who is not a United States person, and “United States” means the states of the United States of America and the District of Columbia, but excluding its territories and its possessions.

Except as provided below, the Notes may not be redeemed prior to maturity.

(1)	The Company may, at its option, redeem the Notes if:

(a)	the Company becomes or will become obligated to pay Additional Amounts as described above;

(b)

the obligation to pay Additional Amounts arises as a result of any change in the laws, regulations or rulings of the United States, or an official position regarding the application or interpretation of such laws, regulations or rulings, which change is announced or becomes effective on or after April 22, 2025; and

(c)

the Company determines, in its business judgment, that the obligation to pay such Additional Amounts cannot be avoided by the use of reasonable measures available to it, other than substituting the obligor under the Notes or taking any action that would entail a material cost to the Company.

(2)	The Company may also redeem the Notes, at its option, if:

(a)

any act is taken by a taxing authority of the United States on or after April 22, 2025 whether or not such act is taken in relation to the Company or any subsidiary, that results in a substantial probability that the Company will or may be required to pay Additional Amounts as described above;

(b)

the Company determines, in its business judgment, that the obligation to pay such Additional Amounts cannot be avoided by the use of reasonable measures available to it, other than substituting the obligor under the Notes or taking any action that would entail a material cost to the Company; and

(c)

the Company receives an opinion of independent counsel to the effect that an act taken by a taxing authority of the United States results in a substantial probability that the Company will or may be required to pay the Additional Amounts described above, and delivers to the Trustee a certificate, signed by a duly authorized officer, stating that based on such opinion the Company is entitled to redeem the Notes pursuant to their terms.

Any redemption of the Notes as set forth in clauses (1) or (2) above shall be in whole, and not in part, and will be made at a redemption price equal to 100% of the principal amount of the Notes outstanding plus accrued and unpaid interest thereon to the date of redemption.

(3)

The Company may also redeem the Notes, at its option, in whole at any time or in part from time to time, on or after October 29, 2025 (or, if additional notes are issued after April 29, 2025, beginning six months after the issue date of such additional notes) and prior to April 29, 2035, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the sum of (1) 100% of the principal amount of the Notes being redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the date of redemption and (2) the Make-Whole Amount (as defined below), if any, with respect to such Notes.

•

The “Make-Whole Amount” will be equal to the excess, if any, of: (i) the aggregate present value as of the date of redemption of the principal amount of Notes being redeemed and accrued and unpaid interest thereon to, but excluding, the date of redemption that would have been payable in respect of such principal amount of Notes if such redemption had not been made, determined by discounting, on an annual basis, such principal amount and interest at the Reinvestment Rate (determined on the third business day preceding the date of redemption) from the respective dates on which such principal amount and interest would have been payable if such early redemption had not been made, to the date of redemption, over (ii) the aggregate principal amount of Notes being so redeemed, as calculated by the Company or on its behalf by a person designated by the Company; provided, however, that such calculation shall not be a duty or obligation of the trustee.

The “Reinvestment Rate” means the mid-market annual yield on the Reference Security (or if the Reference Security is no longer outstanding, a Similar Security) plus the Redemption Margin.

The “Reference Security” is the Bund yield. The “Redemption Margin” is 0.250%. “Similar Security” means a reference bond or reference bonds issued by the issuer of the Reference Security and having an actual or interpolated maturity on April 29, 2035, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issuances of corporate debt securities maturing on April 29, 2035.

(4)

The Company may also redeem the Notes, at its option, (i) in whole, but not in part, on April 29, 2035, or (ii) in whole at any time or in part from time to time, on or after March 29, 2036 at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Holders shall be given not less than 15 days’ nor more than 60 days’ prior notice by the Trustee of the date fixed for such redemption described in (1) and (2) above. Holders shall be given not less than 5 days’ nor more than 30 days’ prior notice by the Trustee of the date fixed for such redemption described in (3) and (4) above.

All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture. The Notes are governed by the laws of the State of New York.

Schedule 1

Redemptions and Amount of Securities

Date of partial redemption	Aggregate principal amount of Securities then redeemed	Remaining principal amount of this Global Security	Authorized Signature